Cover Letter to Offer to Repurchase

IF YOU DO NOT WANT TO SELL YOUR UNITS OF BENEFICIAL

INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SIMPLY A

NOTIFICATION OF THE FUND’S REPURCHASE OFFER.

ARDIAN ACCESS LLC

1370 Avenue of the Americas

New York, NY 10019

July 31, 2026

Dear Member:

This letter serves to inform you of important dates relating to a repurchase offer by Ardian Access LLC (the “Fund”). If you are not interested in tendering your units of beneficial interest in the Fund for repurchase at this time, please disregard this notice and take no action. The Fund currently has three classes of Units: Class J Units, Class I Units, and Class D Units (collectively, the “Units”).

Please note that the sale of Units that were issued on or after October 1, 2025 will be subject to an “early repurchase fee,” which will reduce your payment by 2.00%. Units that are issued pursuant to the Fund’s dividend reinvestment plan (“DRIP”) and tendered, including any portion of Units repurchased that are issued pursuant to the Fund’s DRIP, shall not be subject to the early repurchase fee. In addition, the sale of Units may also be subject to income and transfer taxes.

The tender offer period will begin on July 31, 2026, and end at 11:59 p.m., Eastern Time, on August 31, 2026 (the “Expiration Date”). The purpose of the tender offer is to provide liquidity to members of the Fund (“Members”). Units may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Units for any reason, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR UNITS AT THIS TIME.

Should you wish to tender all or some of your Units during this tender offer period, please complete the enclosed Letter of Transmittal and return it to the Fund by e-mail (TAAltInv@ultimusfundsolutions.com), mail (P.O. Box 46707, Cincinnati, OH 45246, Attention: Ardian Access LLC), or overnight mail (225 Pictoria Dr., Suite 450, Cincinnati, OH 45246, Attention: Ardian Access LLC), as instructed in the Letter of Transmittal. All tenders of Units must be received in good order by the Fund’s administrator by 11:59 p.m., Eastern Time, on August 31, 2026.

All Members tendering Units should carefully review their Letter of Transmittal and follow the delivery instructions therein.

If you tender Units and the Fund purchases those Units, under normal market conditions, the Fund expects to pay you for your Units in cash by October 31, 2026. The Fund reserves the right, however, to hold back up to 5% of the repurchase price until after the Fund’s year-end audit, in which case the second and final payment for the balance due shall be paid no later than 5 business days after the completion of the annual audit of the Fund’s financial statements for the fiscal year ended March 31, 2027, with such balance being subject to adjustment as a result of the Fund’s annual audit or as a result of any other corrections to the Fund’s net asset value as of the Valuation Date.

If Units representing more than approximately 5% of the Fund’s net assets are tendered to the Fund before the expiration of the repurchase offer and not withdrawn, the Fund will, in its sole discretion, either (a) accept the additional Units permitted to be accepted pursuant to Rules 13e-4(f)(1) and 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended; (b) extend the repurchase offer, if necessary, and increase the number of Units that the Fund is offering to purchase to a number it believes sufficient to accommodate the excess Units tendered, as well as any Units tendered during the extended repurchase offer period; or (c) accept Units tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Units. The unaccepted portion of any tender of Units made by a Member pursuant to the tender offer shall not be automatically carried forward or given priority in connection with any future tender offer made by the Fund, but any Member that wishes to have the Fund repurchase Units that were not accepted for repurchase in connection with this tender offer may again tender those Units in connection with, and subject to the terms and conditions of, any future tender offer made by the Fund.

If you have any questions, please refer to the attached Offer to Repurchase document, which contains additional important information about the repurchase offer, or call (833) 601-2677.

Sincerely,

Ardian Access LLC